As filed with the Securities and Exchange Commission on May 17, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tribune Media Company

(Exact name of registrant as specified in its charter)

Delaware	36-1880355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue

Chicago, Illinois 60611

(212) 210-2786

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

TRIBUNE MEDIA COMPANY 2016 INCENTIVE COMPENSATION PLAN

2016 TRIBUNE MEDIA COMPANY STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Edward P. Lazarus

Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary

Tribune Media Company

435 North Michigan Avenue

Chicago, Illinois 60611

(312) 222-3934

(Name, address and telephone number of agent for service)

With copies to:

Meir D. Katz, Esq.

Peter J. Loughran, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.001 per share
Tribune Media Company 2016 Incentive Compensation Plan	5,100,000	$38.33(2)	$195,483,000	$19,685.14
2016 Tribune Media Company Stock Compensation Plan for Non-Employee Directors	200,000	$38.33(2)	$7,666,000	$771.97
TOTAL	5,300,000	—	$203,149,000	$20,457.10

(1)	The number of shares being registered represents the shares of Class A common stock reserved for issuance under the Tribune Media Company 2016 Incentive Compensation Plan and the 2016 Tribune Media Company Stock Compensation Plan for Non-Employee Directors. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Class A common stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or similar transactions.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices per share for Class A common stock on May 10, 2016, as reported on the New York Stock Exchange, which were $39.49 and $37.17, respectively.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” into this Registration Statement information we file with the Commission in other documents. This means that we can disclose important information to you by referring to another document we filed with the Commission.

Tribune Media Company (the “Company”) incorporates by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 29, 2016 (including the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 24, 2016 solely to the extent incorporated into the Company’s Annual Report on Form 10-K but excluding the consolidated financial statements of Tribune Media Company and related report of PricewaterhouseCoopers LLP which have been superseded by the consolidated financial statements of Tribune Media Company and related report of PricewaterhouseCoopers LLP included in the Prospectus filed pursuant to Rule 424B3 filed with the Commission on April 1, 2016 and incorporated by reference below);

(2)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the Commission on May 10, 2016;

(3)	the Company’s Prospectus filed pursuant to Rule 424B3 filed with the Commission on April 1, 2016;

(4)	the Company’s Current Report on Form 8-K filed with the Commission on May 10, 2016; and

(5)	the description of the Company’s Class A common stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 10 (File No. 001-08572) filed September 19, 2014 and subsequently amended, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s second amended and restated certificate of incorporation contains provisions permitted under the General Corporation Law of the State of Delaware (the “DGCL”) relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The Company’s second amended and restated certificate of incorporation requires the Company to indemnify and advance expenses to its directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director or officer without the approval of the Company’s Board of Directors. The Company’s second amended and restated certificate of incorporation provides that the Company is required to indemnify its directors and executive officers, to the fullest extent permitted by law, against all liability and loss suffered and expenses (including attorney’s fees) incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves at the Company’s request, subject to various conditions, and to pay the expenses (including attorney’s fees) actually and reasonably incurred by the Company’s directors and officers in advance of the final disposition to enable them to defend against such proceedings.

The Company maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 17, 2016.

TRIBUNE MEDIA COMPANY

By:	/s/ Edward P. Lazarus
	Name:	Edward P. Lazarus
	Title:	Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 17, 2016 by the following persons in the capacities indicated.

Signature	Title

* Peter Liguori	Director and President and Chief Executive Officer (Principal Executive Officer)

* Chandler Bigelow	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

* Brian F. Litman	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* Bruce A. Karsh	Director and Chairman

* Craig Jacobson	Director

* Michael Kreger	Director

* Ross Levinsohn	Director

* Peter E. Murphy	Director

* Laura R. Walker	Director

*By:	/s/ Edward P. Lazarus
Edward P. Lazarus
as Attorney-in-Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1	Second Amended and Restated Certificate of Incorporation of Tribune Media Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10, filed September 19, 2014).

4.2	Amended and Restated By-laws of Tribune Media Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10, filed September 19, 2014).

4.3	Amendment to Certificate of Incorporation of Tribune Media Company (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of Tribune Media Company, filed August 13, 2015).

5.1	Opinion of Debevoise & Plimpton LLP.

10.1	Tribune Media Company 2016 Incentive Compensation Plan.

10.2	2016 Tribune Media Company Stock Compensation Plan for Non-Employee Directors.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Deloitte & Touche LLP (regarding Television Food Network, G.P.).

23.4	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.